UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 12, 2013

Commission file number 1-13163
________________________
YUM! BRANDS, INC.
 (Exact name of registrant as specified in its charter)

North Carolina	13-3951308
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1441 Gardiner Lane, Louisville, Kentucky	40213
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (502) 874-8300

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 - Regulation FD

Item 7.01	Regulation FD Disclosure

YUM! BRANDS, INC. RELEASES ESTIMATED OCTOBER
SAME-STORE SALES FOR CHINA BUSINESS

Louisville, KY (November 12, 2013) - Yum! Brands, Inc. (NYSE: YUM) October same-store sales declined an estimated 5% for the China Division. This included an estimated decline of 7% at KFC and 10% growth at Pizza Hut Casual Dining.

As a reminder, the fourth quarter for the China Division includes the months of September, October, November and December. We will release November same-store sales for our China Division in conjunction with our Annual Investor Conference pre-meeting press release on Monday, December 2, 2013, after market hours.

Yum! Brands Annual Investor Conference will be held on Wednesday, December 4, 2013 from 8:45 a.m. to 1:00 p.m. EST in New York City. This meeting will be webcast live and a replay of this webcast will be available following the event. The webcast and presentations will be available online through the Yum! Brands Investor Relations website at http://www.yum.com/investors.

ADDITIONAL INFORMATION ONLINE
Definitions of terms are available online at www.yum.com under “Investors”.

Yum! Brands, Inc., based in Louisville, Kentucky, has over 40,000 restaurants in more than 130 countries and territories. Yum! is ranked #201 on the Fortune 500 List with revenues of over $13 billion in 2012 and in 2013 was named among the top 100 Corporate Citizens by Corporate Responsibility Magazine. The Company’s restaurant brands - KFC, Pizza Hut and Taco Bell - are the global leaders of the chicken, pizza and Mexican-style food categories. Outside the United States, the Yum! Brands system opened over five new restaurants per day, making it a leader in international retail development.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUM! BRANDS, INC.
(Registrant)

Date:	November 12, 2013	/s/ David E. Russell
Vice President, Finance and Corporate Controller